Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Doug Poppen of Bojangles’ Restaurants, Inc.

704.940.8685

Bojangles’, Inc. Reports Financial Results for its Third Fiscal Quarter 2015

Raises Annual Guidance for Fiscal Year 2015

CHARLOTTE, NC — (Globe Newswire) — November 4, 2015 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the third fiscal quarter 2015, which was a 13-week period ending on September 27, 2015. Bojangles’ also raised its annual guidance for the fiscal year 2015, which is a 52-week period ending on December 27, 2015.

Financial Highlights for the Third Fiscal Quarter 2015 Compared to the Third Fiscal Quarter 2014

•	System-wide comparable restaurant sales increased 4.1%;

•	Total revenues increased 12.7% to $124.3 million from $110.3 million;

•	18 system-wide restaurants were opened — seven company-operated restaurants and 11 franchised restaurants;

•	Net Income increased to $8.9 million from $7.0 million;

•	Pro Forma Net Income* increased 49.2% to $8.5 million from $5.7 million;

•	Pro Forma Diluted Net Income per Share* increased 53.3% to $0.23 compared to $0.15; and

•	Adjusted EBITDA* increased 20.0% to $20.5 million from $17.1 million.

*	Pro Forma Net Income, Pro Forma Diluted Net Income per Share and Adjusted EBITDA are non-GAAP measures. Please see “Use and Definition of Non-GAAP Measures” and the reconciliation tables accompanying this release.

“We continue to be pleased with the financial results of our iconic Bojangles’® brand. The 4.1% increase in system-wide comparable restaurant sales during the third fiscal quarter 2015 was on top of a 5.3% increase in the prior year fiscal quarter and has enabled us to extend our track record of comparable restaurant sales growth to 22 consecutive quarters. Total revenues rose 12.7% while Adjusted EBITDA and Pro Forma Net Income expanded at even higher rates of 20.0% and 49.2%, respectively. We are once again very pleased to be raising our annual outlook for revenues and profitability,” said Bojangles’ President and CEO Clifton Rutledge.

“We are actively and diligently working on a number of important initiatives that will strengthen Bojangles’ and prepare us for an even brighter future. These include investing in our people so we can better uphold our commitment to Bo-Size Service and build-out our menu development capabilities, enhancing our technological infrastructure, improving our supply chain through a new partnership, and

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

expanding our footprint through greater scale in adjacent areas within the Southeast and infilling our core North and South Carolina markets. The Bojangles’ system is expected to grow approximately 8% in net unit count this year, demonstrating the considerable and untapped demand for our high-quality, craveable food and Legendary Iced Tea®,” he concluded.

Third Fiscal Quarter 2015 Financial Review

System-wide comparable restaurant sales increased 4.1%, consisting of both company-operated and franchised comparable restaurant sales growth of 4.1%. Comparable restaurant sales growth at company-operated restaurants was composed of increases in price and mix.

Total revenues increased 12.7% to $124.3 million in the third fiscal quarter of 2015 from $110.3 million in the prior year quarter. The increase was primarily due to an additional net 46 system-wide restaurants at September 27, 2015 compared to September 28, 2014, and comparable restaurant sales growth at our company-operated and franchised restaurants.

Company restaurant revenues increased 12.8% to $117.5 million in the third fiscal quarter of 2015 from $104.2 million in the prior year quarter. Franchise royalty revenues increased 10.7% to $6.4 million in the third fiscal quarter of 2015 from $5.8 million in the prior year quarter.

Restaurant contribution, a non-GAAP measure, increased 17.5% to $21.9 million in the third fiscal quarter of 2015 from $18.7 million in the prior year quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, increased to 18.7% in the third fiscal quarter of 2015 from 17.9% in the prior year quarter.

General and administrative expenses increased $2.1 million to $10.1 million in the third fiscal quarter of 2015 from $7.9 million in the prior year quarter. The increase was due primarily to additional positions added to support an increased number of restaurants in our system, additional costs as a result of operating as a public company, $0.2 million in legal and other expenses incurred in connection with the transition to a new distributor and a $0.5 million accrual pursuant to an employment agreement.

Adjusted EBITDA increased 20.0% to $20.5 million in the third fiscal quarter of 2015 from $17.1 million in the prior year quarter.

Net Income was $8.9 million in the third fiscal quarter of 2015 compared to $7.0 million in the prior year quarter.

Pro Forma Net Income was $8.5 million in the third fiscal quarter of 2015 compared to $5.7 million in the prior year quarter. Pro Forma Diluted Net Income per Share was $0.23 in the third fiscal quarter of 2015 compared to $0.15 in the prior year quarter.

Fiscal Year 2015 Guidance

Bojangles’ raised its annual guidance for 52-week period ending on December 27, 2015 to the following:

•	Total revenues of $486.0 million to $488.0 million (previously $483.5 million to $487.5 million);

•	System-wide comparable restaurant sales growth of low to mid-single digits;

•	The opening of 62 to 64 system-wide restaurants (previously 59 to 63 system-wide restaurants);

•	28 to 29 company-operated restaurants which includes two restaurants we will re-open that a franchisee previously closed;

•	34 to 35 franchised restaurants;

•	Net increase of 48 to 50 system-wide restaurants (previously 49 to 53 system-wide restaurants);

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Third Fiscal Quarter Results

•	27 to 28 net increase of company-operated restaurants which includes the addition of one restaurant refranchised to the company;

•	21 to 22 net increase of franchised restaurants which includes the reduction of one restaurant refranchised to the company;

•	Restaurant contribution margin of 17.7% to 18.0% (previously 17.3% to 17.7%);

•	General and administrative expenses between $42.8 million and $43.3 million (previously $41.5 million and $42.5 million), inclusive of costs associated with our initial public offering and other non-recurring expenses. This range also includes approximately $0.2 million in the third fiscal quarter of 2015 and $0.5 million expected in the fourth fiscal quarter of 2015 related to our change in third party distributors;

•	Pro Forma Diluted Net Income per Share of $0.79 to $0.81 (previously $0.75 to $0.78); and

•	Adjusted EBITDA of $76.0 million to $77.5 million (previously $74.0 million to $76.0 million).

Conference Call and Webcast Today

We will host a conference call and webcast to discuss the third fiscal quarter 2015 results and fiscal year 2015 guidance today at 5:15 p.m. Eastern Time. The conference call dial-in numbers are 1-877-705-6003 for domestic toll-free calls and 1-201-493-6725 for international. A telephone replay will be available through December 4, 2015 and may be accessed by dialing 1-877-870-5176 for domestic toll-free calls and 1-858-384-5517 for international. The conference ID is 13620534.

The conference call will also be webcast live and later archived on the Investor Relations section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, NC, Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At September 27, 2015, Bojangles’ had 657 system-wide restaurants, of which 274 were company-operated and 383 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Pro Forma Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Pro Forma Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to our vulnerability to changes in consumer preferences and economic conditions; our ability to open new restaurants and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns and restaurant designs and remodels; cancellation or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential liability for, our franchisees; increases in the cost of chicken, pork, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our registration statement on Form S-1 (commission file number 333-203268), which was declared effective by the Securities and Exchange Commission on May 7, 2015, and our periodic reports, including our quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 28, 2014	September 27, 2015
Assets
Current assets:
Cash and cash equivalents	$13,201	15,050
Accounts and vendor receivables, net	4,285	3,676
Accounts receivable, related parties, net	736	432
Inventories, net	2,743	2,683
Other current assets	2,669	4,225

Total current assets	23,634	26,066
Property and equipment, net	42,478	52,092
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	26,438	25,615
Favorable leases, net	1,908	1,494
Deferred debt issuance costs, net	2,726	2,658
Other noncurrent assets	3,819	3,010

Total assets	$552,643	562,575

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,639	14,536
Accrued expenses	18,479	22,700
Current maturities of long-term debt	—	—
Current maturities of capital lease obligations	4,365	5,319
Other current liabilities	1,655	6,411

Total current liabilities	40,138	48,966
Long-term debt, less current maturities	228,249	209,194
Deferred income taxes	116,589	113,083
Capital lease obligations, less current maturities	20,144	21,819
Other noncurrent liabilities	9,771	11,406

Total liabilities	414,891	404,468

Stockholders’ equity:
Preferred stock	172,691	—
Common stock	—	360
Additional paid-in capital	(56,220)	118,339
Retained earnings	21,135	39,817
Accumulated other comprehensive income (loss)	146	(409)

Total stockholders’ equity	137,752	158,107

Total liabilities and stockholders’ equity	$552,643	562,575

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015	September 28, 2014	September 27, 2015
Revenues:
Company restaurant revenues	$104,192	117,536	295,589	339,914
Franchise royalty revenues	5,813	6,436	16,687	18,740
Other franchise revenues	300	287	748	768

Total revenues	110,305	124,259	313,024	359,422

Company restaurant operating expenses:
Food and supplies costs	33,026	37,223	96,586	110,508
Restaurant labor costs	29,151	32,429	82,625	94,075
Operating costs	23,336	25,936	65,568	74,120
Depreciation and amortization	2,452	2,990	7,145	8,378

Total Company restaurant operating expenses	87,965	98,578	251,924	287,081

Operating income before other operating expenses	22,340	25,681	61,100	72,341

Other operating expenses:
General and administrative	7,921	10,064	22,773	32,694
Depreciation and amortization	597	725	1,723	2,075
Impairment	—	193	—	208
Loss on disposal of property and equipment	33	220	30	232

Total other operating expenses	8,551	11,202	24,526	35,209

Operating income	13,789	14,479	36,574	37,132
Amortization of deferred debt issuance costs	(187)	(208)	(548)	(622)
Interest income	—	—	1	6
Interest expense	(2,430)	(2,001)	(6,844)	(6,394)

Income before income taxes	11,172	12,270	29,183	30,122
Income taxes	4,186	3,360	10,974	11,440

Net income	$6,986	8,910	18,209	18,682

Net income per share:
Basic	$—	0.25	—	0.99

Diluted	$0.19	0.24	0.49	0.50

Weighted average shares used in computing net income per share:
Basic	—	35,951	—	18,830

Diluted	37,325	37,526	37,267	37,471

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015
Cash flows from operating activities:
Net income	$18,209	18,682
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(44)	(3,356)
Depreciation and amortization	8,868	10,453
Amortization of deferred debt issuance costs	548	622
Impairment	—	208
Loss on disposal of property and equipment	30	232
Provision for doubtful accounts	33	53
(Benefit) provision for inventory spoilage	(8)	9
Provision (benefit) for closed stores	101	(50)
Stock-based compensation	1,084	1,711
Excess tax benefit from stock-based compensation	(49)	(421)
Changes in operating assets and liabilities	535	4,945

Net cash provided by operating activities	29,307	33,088

Cash flows from investing activities:
Purchases of franchisee’s assets	(3,187)	(186)
Purchases of property and equipment	(4,964)	(8,591)
Proceeds from disposition of property and equipment	3	36

Net cash used in investing activities	(8,148)	(8,741)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	50,000	—
Principal payments on long-term debt	(13,468)	(19,055)
Debt issuance costs	(720)	(555)
Distribution to stockholders	(50,000)	—
Stock option settlement	(172)	—
Stock option exercise	—	96
Excess tax benefit from stock-based compensation	49	421
Principal payments on capital lease obligations	(2,974)	(3,405)

Net cash used in financing activities	(17,285)	(22,498)

Net increase in cash and cash equivalents	3,874	1,849
Cash and cash equivalents balance, beginning of period	8,456	13,201

Cash and cash equivalents balance, end of period	$12,330	15,050

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015	September 28, 2014	September 27, 2015
Net income	$6,986	8,910	18,209	18,682
Income taxes	4,186	3,360	10,974	11,440
Interest expense, net	2,430	2,001	6,843	6,388
Depreciation and amortization (a)	3,236	3,923	9,416	11,075

EBITDA	16,838	18,194	45,442	47,585
Non-cash rent (b)	374	389	1,142	1,168
Stock-based compensation (c)	342	309	1,084	1,728
Preopening expenses (d)	642	326	985	1,064
Sponsor and board member fees and expenses (e)	244	—	762	166
Certain professional, transaction and other costs (f)	100	160	571	5,041
Employee contract expense (g)	—	507	—	507
Distributor transition costs (h)	—	217	—	217
Impairment and dispositions (i)	33	421	33	476
Gain from termination of a vendor contract (j)	(1,476)	—	(1,476)	—

Adjusted EBITDA	$17,097	20,523	48,543	57,952

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments.
(c)	Includes non-cash, stock-based compensation, as well as employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Includes expenses directly associated with the opening of new company-operated restaurants and incurred prior to the opening of a new company-operated restaurant.
(e)	Includes reimbursement of expenses to our sponsor prior to our initial public offering, compensation and expense reimbursement to members of our board prior to our initial public offering and certain non-recurring executive search firm fees incurred on behalf of our board.
(f)	Includes certain professional fees and transaction costs related to financing transactions, acquisitions and initial public offering expenses, third-party consultants for one-time projects and certain executive relocation costs.
(g)	Represents a payment liability pursuant to an employment agreement.
(h)	Includes legal and other expenses incurred in connection with the transition to our new distributor.
(i)	Includes loss on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment.
(j)	Represents the elimination of a gain from the termination of a contract with a beverage vendor.

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Pro Forma Net Income

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015	September 28, 2014	September 27, 2015
Net income	$6,986	8,910	18,209	18,682

Certain professional and transaction costs (a)	20	160	206	5,041
Incremental public company costs (b)	(600)	(104)	(1,800)	(898)
Stock-based compensation (c)	—	—	—	724
Employee contract expense (d)	—	507	—	507
Distributor transition costs (e)	—	217	—	217
Gain from termination of a vendor contract (f)	(1,476)	—	(1,476)	—
State income tax rate change (g)	—	(903)	—	(903)
Tax impact of adjustments	760	(296)	1,192	(469)

Total adjustments	(1,296)	(419)	(1,878)	4,219

Pro Forma Net Income	$5,690	8,491	16,331	22,901

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Pro Forma Diluted Net Income Per Share

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015	September 28, 2014	September 27, 2015
Diluted net income per share	$0.19	0.24	0.49	0.50

Certain professional and transaction costs (a)	—	—	0.01	0.13
Incremental public company costs (b)	(0.02)	—	(0.05)	(0.02)
Stock-based compensation (c)	—	—	—	0.02
Employee contract expense (d)	—	0.01	—	0.01
Distributor transition costs (e)	—	0.01	—	0.01
Gain from termination of a vendor contract (f)	(0.04)	—	(0.04)	—
State income tax rate change (g)	—	(0.02)	—	(0.02)
Tax impact of adjustments	0.02	(0.01)	0.03	(0.02)

Total adjustments	(0.04)	(0.01)	(0.05)	0.11

Pro Forma Diluted Net Income per Share	$0.15	0.23	0.44	0.61

(a)	Includes certain professional fees and transaction costs related to financing transactions, acquisitions and initial public offering expenses and third-party consultants for one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.
(c)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards, as well as employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Represents a payment liability pursuant to an employment agreement.
(e)	Includes legal and other expenses incurred in connection with the transition to our new distributor.
(f)	Represents the elimination of a gain from the termination of a contract with a beverage vendor.
(g)	As a result of the recently enacted reduction to the North Carolina corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.

Bojangles’, Inc. – Fiscal Year 2015

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 27, 2015	September 28, 2014	September 27, 2015
Company restaurant revenues	$104,192	117,536	295,589	339,914
Food and supplies costs	(33,026)	(37,223)	(96,586)	(110,508)
Restaurant labor costs	(29,151)	(32,429)	(82,625)	(94,075)
Operating costs	(23,336)	(25,936)	(65,568)	(74,120)

Restaurant contribution	$18,679	21,948	50,810	61,211

Restaurant contribution margin	17.9%	18.7%	17.2%	18.0%